Exhibit 10.16

FIRST AMENDMENT
TO

ENABLE MIDSTREAM PARTNERS, LP SHORT TERM INCENTIVE PLAN
Effective August 4, 2014
Enable GP, LLC, a limited liability company (the “Company”), the general partner of Enable Midstream Partners, LP, a limited partnership, having reserved the right under Section 13 of the Enable Midstream Partners, LP Short Term Incentive Plan, established effective as of January 1, 2014 (the “Plan”), to amend the Plan, does hereby amend Section 8 of the Plan, effective January 1, 2015, to read as follows:

“8. Payment of Awards: The Committee has sole and absolute authority and discretion to determine whether an Award shall be paid under this Plan, and if so such payment will be made in accordance with the following:
(a) Form of Payment: Generally, payment of Awards shall be made in cash and may be subject to such restrictions as the Committee shall determine.
(b) Date of Payment: Except as provided in Section 4 and subject to Section 8(c), payment of any Awards for a Plan Year (‘Award Plan Year’) shall be made as soon as practicable after the close of the Award Plan Year (as determined by the Committee), but in no event later than March 15th of the Plan Year immediately following the close of the Award Plan Year (‘Payment Date’).
(c) Deferral: Amounts payable in respect of Awards may be deferred and paid in accordance with the terms of the Company’s deferred compensation plan, subject to the terms and conditions of such plan as it may be amended from time to time and provided the Participant is eligible to defer Awards under such plan.”